SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED JUNE 27, 2005 TO PROSPECTUS DATED JUNE 24, 2005)

                                  $457,024,000
                                  (APPROXIMATE)

              BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2005-HE6
                                     ISSUER

                   ASSET-BACKED CERTIFICATES, SERIES 2005-HE6

                            EMC MORTGAGE CORPORATION
                           SELLER AND MASTER SERVICER

                   BEAR STEARNS ASSET BACKED SECURITIES I LLC
                                    DEPOSITOR


         Page S-6 under the heading "Pass-Through Rates" shall be deleted in its entirety and replaced with the following:

         Class A-1 Certificates: One-Month LIBOR plus 0.120% per annum.

         Class A-2 Certificates: One-Month LIBOR plus 0.240% per annum.

         Class A-3 Certificates: One-Month LIBOR plus 0.370% per annum.

         Class M-1 Certificates: One-Month LIBOR plus 0.480% per annum.

         Class M-2 Certificates: One-Month LIBOR plus 0.680% per annum.

         Class M-3 Certificates: One-Month LIBOR plus 0.720% per annum.

         Class M-4 Certificates: One-Month LIBOR plus 1.270% per annum.

         Class M-5 Certificates: One-Month LIBOR plus 1.350% per annum.

         Class M-6 Certificates: One-Month LIBOR plus 1.800% per annum.

         Class M-7 Certificates: One-Month LIBOR plus 3.000% per annum.

         The fourth paragraph on Page S-7 under the heading "Pass-Through Rates" shall be deleted in its entirety and replaced with the following:

         After the first possible optional termination date, we will increase the margin applicable to the pass-through rate for the Class A-2 Certificates as described above, to 0.480% per annum, the margin applicable to the pass-through rate for the Class A-3 Certificates as described above, to 0.740% per annum, and the margin applicable to the pass-through rate for the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates, as described above, to 0.720%, 1.020%, 1.080%, 1.905%, 2.025%, 2.700% and 4.500%
per annum, respectively. Each such increased rate will remain subject to the interest rate cap.

         The definition of "Margin" on Page S-50 under the heading "Glossary" shall be deleted in its entirety and replaced with the following:

         "Margin" with respect to any distribution date on or prior to the first possible optional termination date and (i) with respect to the Class A-1 Certificates, 0.120% per annum, (ii) with respect to the Class A-2 Certificates, 0.240% per annum, (iii) with respect to the Class A-3 Certificates, 0.370% per annum, (iv) with respect to the Class M-1 Certificates, 0.480% per annum, (v) with respect to the Class M-2 Certificates, 0.680% per annum, (vi) with respect to the Class M-3 Certificates, 0.720% per annum, (vii) with respect to the Class M-4 Certificates, 1.270% per annum, (viii) with respect to the Class M-5 Certificates, 1.350% per annum, (ix) with respect to the Class M-6 Certificates, 1.800% per annum, (x) with respect to the Class M-7 Certificates, 3.000% per annum, (xi) with respect to the Class M-8A Certificates, 3.000% per annum and
(xii) with respect to the Class M-8B Certificates, 3.000% per annum; and with respect to any distribution date after the first possible optional termination date, the Margin will increase to (i) with respect to the Class A-2 Certificates, 0.480% per annum, (ii) with respect to the Class A-3 Certificates, 0.740% per annum, (iii) with respect to the Class M-1 Certificates, 0.720% per annum, (iv) with respect to the Class M-2 Certificates, 1.020% per annum, (v) with respect to the Class M-3 Certificates, 1.080% per annum, (vi) with respect to the Class M-4 Certificates, 1.905% per annum, (vii) with respect to the Class M-5 Certificates, 2.025% per annum, (viii) with respect to the Class M-6 Certificates, 2.700% per annum, (ix) with respect to the Class M-7 Certificates, 4.500% per annum, (x) with respect to the Class M-8A Certificates, 4.500% per annum, and (xi) with respect to the Class M-8B Certificates, 4.500% per annum.

         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Until 90 days after the date of this supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the obligation of dealers to deliver a supplement, prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                            BEAR, STEARNS & CO. INC.

                  The date of this supplement is July 20, 2005